Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Soleno Therapeutics, Inc. on Form S-8 (File No.’s 333-200175, 333-210563, 333-220056, 333-224070, 333-230402, 333-235999, 333-239496, 333-252014 and 333-252108) and Form S-3 (File No. 333-232068) of our report dated March 31, 2022, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Soleno Therapeutics, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Soleno Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP
Marcum LLP San Francisco, CA March 31, 2022